    As Filed with the Securities and Exchange Commission on January 23, 2002
                                                      Registration No. 333-67228
--------------------------------------------------------------------------------






                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -------------------------


                          Anchor BanCorp Wisconsin Inc.
             (Exact name of registrant as specified in its charter)

               Wisconsin                                  6712                                39-1726871
    (State or other jurisdiction of           (Primary Standard Industrial
     incorporation or organization)            Classification Code Number)         (IRS Employer Identification No.)


                            -------------------------

                               25 West Main Street
                                Madison, WI 53703
                                 (608) 252-8700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            -------------------------


                              Douglas J. Timmerman
                 Chairman, President and Chief Executive Officer
                          Anchor BanCorp Wisconsin Inc.
                               25 West Main Street
                                Madison, WI 53703
                                 (608) 252-8700
          (Name and address, including zip code, and telephone number, including area code, of agent for service)


                            -------------------------


                                 With Copies To:

          Mark. D. Timmerman, Esq.                Andrew J. Guzikowski, Esq.
          Assistant Secretary and                Whyte Hirschboeck Dudek S.C.
               General Counsel                    111 East Wisconsin Avenue
       Anchor BanCorp Wisconsin Inc.                      Suite 2100
            25 West Main Street                      Milwaukee, WI 53202
             Madison, WI 53703

         On this Registration Statement on Form S-4, declared effective September 14, 2001, Anchor BanCorp Wisconsin Inc. (the "Registrant") registered 2,936,254 shares of its $0.10 par value common stock, which were subsequently offered to the shareholders of Ledger Capital Corp. ("Ledger") in connection with the merger of Ledger with and into the Registrant (the "Merger") pursuant to the Agreement and Plan of Merger dated June 15, 2001, between Ledger and the Registrant (the "Agreement").

         The Agreement was approved by the shareholders of Ledger at Ledger's annual meeting of shareholders held on October 24, 2001, and the Registrant filed Articles of Merger with the Wisconsin Department of Financial Institutions which became effective as of 12:01 a.m. CDT on November 10, 2001. More detailed information concerning the vote by the shareholders of Ledger approving the Agreement and the implementation of the Merger is set forth in the Registrant's report on Form 8-K under the Securities Exchange Act of 1934, as amended, filed with the Commission on November 20, 2001 (Commission File No.0-20006), which report is incorporated herein by reference.

         Pursuant to the Agreement, former Ledger shareholders were given the ability to elect to receive cash in exchange for their Ledger stock in lieu of all or a portion of the Anchor stock otherwise issuable to them equal to the closing price of Registrant common stock on November 9, 2001 times the exchange ratio. The per-share amount of cash was $17.325 per Ledger share. This cash election right was limited by the following: (i) any election to receive cash must have been made by December 31, 2001 (the "Cash Election Deadline"); (ii) a former Ledger shareholder who elects to receive part cash and part Anchor common stock in exchange for his, her or its Ledger stock must elect to receive a minimum of 100 shares of Anchor common stock; and (iii) the total number of shares of Ledger stock that can be converted to cash may not exceed 20.1% of the total number of shares of Ledger common stock outstanding. Pursuant to valid cash elections made in compliance with the foregoing limitations, a total of 114,559 shares of Ledger stock were converted to cash, and Registrant has issued a total of approximately $1,984,700 in cash (in lieu of the issuance of approximately 126,015 shares of Registrant common stock).

         Registrant will also issue approximately $159 in cash in lieu of the issuance of approximately 10 fractional shares of Registrant common stock, as also provided in the Agreement.

         The Registrant has also reserved an additional 318,622 shares for issuance pursuant to the Hallmark Capital Corp. 1993 Stock Option Plan for Outside Directors, as amended and the Hallmark Capital Corp. 1993 Incentive Stock Option Plan, as amended, which plans were assumed by the Registrant in connection with the Merger and which shares were registered separately on a Registration Statement on Form S-8 filed with the Commission on November 20, 2001 (SEC File No. 333-73814).

         A total of 2,491,606 shares covered by this Registration Statement were or will be issued by the Registrant in connection with the Merger. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to this Registration Statement pursuant to the undertaking set forth in Item 22 of the Registration Statement, as required by Item 22(c) of Form S-4, and hereby de-registers all of the remaining 444,648 shares of common stock registered pursuant to this Registration Statement which were not issued by the Registrant in connection with the Merger.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, Wisconsin on this 17th day of January, 2002.


                               ANCHOR BANCORP WISCONSIN INC., Registrant


                      By:      /s/ Douglas J. Timmerman
                               ----------------------------------
                               Douglas J. Timmerman,
                               Chairman of the Board, President
                               and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name:                                               Title:
----                                                -----
PRINCIPAL EXECUTIVE OFFICER:


/s/ Douglas J. Timmerman
----------------------------
Douglas J. Timmerman                                President, Chief Executive Officer


Principal Financial and Accounting Officer:


/s/ Michael W. Helser
----------------------------
Michael W. Helser                                   Treasurer, Chief Financial Officer


Directors:


/s/ Douglas J. Timmerman
----------------------------
Douglas J. Timmerman                                Director(Chairman of the Board)


/s/ Douglas J. Timmerman
----------------------------
Holly Cremer Berkenstadt*                           Director


/s/ Douglas J. Timmerman
----------------------------
Donald D. Kropidlowski*                             Director


/s/ Douglas J. Timmerman
----------------------------
Greg Larson*                                        Director


/s/ Douglas J. Timmerman
----------------------------
Donald D. Parker*                                   Director


/s/ Douglas J. Timmerman
----------------------------
Pat Richter*                                        Director



/s/ Douglas J. Timmerman                            Director
----------------------------
Bruce A. Robertson*


/s/ Douglas J. Timmerman
----------------------------
Richard A. Bergstrom*                               Director



* Douglas J. Timmerman, by signing his name hereto does sign this document on behalf of the persons indicated above as of this 17th day of January, 2002, pursuant to the powers of attorney duly executed by such persons as part of the original signature pages to this Registration Statement filed on September 14, 2001.


                                         By:      /s/ Douglas J. Timmerman
                                                  ----------------------------
                                                  Douglas J. Timmerman
                                                  Attorney-in-Fact

                                  EXHIBIT INDEX
                       REGISTRATION STATEMENT ON FORM S-4
                          ANCHOR BANCORP WISCONSIN INC.

   EXHIBIT                                                             INCORPORATED BY REFERENCE FROM     FILED
    NUMBER                           DESCRIPTION                                                         HEREWITH
     2.1        Agreement and Plan of Merger dated June 15, 2001       Exhibit 2.1 to Current Report       *(1)
                between Registrant and Ledger Capital Corp.            on Form 8-K of Ledger Capital
                                                                       Corp. dated June 15, 2001
                                                                       (Commission File No.
                                                                       0-22224)

     2.2        Stock Option Agreement dated June 15, 2001 between     Exhibit 2.2 to Current Report
                Registrant and Ledger Capital Corp.                    on Form 8-K of Ledger Capital
                                                                       Corp. dated June 15, 2001
                                                                       (Commission File No. 0-22224)

     5.1        Opinion of Whyte Hirschboeck Dudek S.C. regarding                                           *
                legality of issuance of securities

     8.1        Opinion of Whyte Hirschboeck Dudek S.C. regarding                                           *
                Federal and Wisconsin income tax consequences of the
                merger

     8.2        Opinion of Michael Best & Friedrich LLP regarding                                           *
                Federal and Wisconsin income tax consequence of the
                merger

     23.1       Consent of Ernst & Young LLP (Registrant's                                                  *
                independent auditors)

     23.2       Consent of KPMG LLP (independent auditors for Ledger                                        *
                Capital Corp.)

     23.3       Consent of Whyte Hirschboeck Dudek S.C.                                                    *(2)

     23.4       Consent of Michael Best & Friedrich LLP                                                    *(3)

     23.5       Consent of William Blair & Company, L.L.C.                                                  *

     23.6       Consent of Wipfli Ullrich Bertelson LLP                                                     *

     24.1       Powers of Attorney of certain officers and directors                                       *(4)
                of Registrant

     99.1       Notice of Annual Meeting of Shareholders of Ledger                                         *(5)
                Capital Corp.

     99.2       Form of Proxy for use at Annual Meeting of                                                  *
                Shareholders of Ledger Capital Corp.

     99.3       Opinion of William Blair & Company, L.L.C.                                                 *(6)

*        Filed previously.

(1) A copy of this Agreement, without exhibits, is included as Appendix A to the Combined Proxy Statement/Prospectus, which forms a part of this Registration Statement.

(2)      Included as part of Exhibit 5.1 to this Registration Statement.

(3)      Included as part of Exhibit 8.2 to this Registration Statement.

(4)      Included as part of the signature page to this Registration Statement.

(5) Included as part of the Combined Proxy Statement/Prospectus, which forms a part of this Registration Statement.

(6) Included as Appendix C to the Combined Proxy Statement/Prospectus, which forms a part of this Registration Statement.